Exhibit 5.1

April 15, 2021

Romeo Power, Inc.

4380 Ayers Avenue

Vernon, CA 90058

Re:      Romeo Power, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Romeo Power, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect the registration under the Securities Act of 1933, as amended (the “Act”), of 25,293,922 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, consisting of (a) 10,251,617 Shares issuable pursuant to the Romeo Systems, Inc. 2016 Stock Plan (the “2016 Plan”) and (b) 15,042,305 Shares issuable pursuant to the Romeo Power, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan” and together with the 2016 Plan, the “Plans”).

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)	the Second Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of March 21, 2021, and certified by an officer of the Company as of the date hereof;

(iii)	the Amended and Restated Bylaws of the Company, certified by an officer of the Company as of the date hereof;

(iv)	resolutions of the Board of Directors of the Company adopted on December 28, 2020, approving the 2020 Plan and the assumption of the 2016 Plan;

(v)	the current report on Form 8-K filed by the Company with the Commission on December 28, 2020 disclosing the final voting results of the Company’s special meeting of stockholders held on December 28, 2020, evidencing the approval by the stockholders of the 2020 Plan and the assumption of the 2016 Plan;

(vi)	the Plans; and

(vii)	a certificate, dated as of April 15, 2021, from the Secretary of State of the State of Delaware, certifying as to the existence and good standing of the Company under the laws of the State of Delaware (the “Good Standing Certificate”).

Romeo Power, Inc.

April 15, 2021

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been nor will there be any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the terms of the Plans and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other assumptions, limitations, qualifications and exceptions stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the Plans and the applicable award agreements thereunder. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Romeo Power, Inc.

April 15, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP